Exhibit No. 99.1
PRESS RELEASE
For Information Contact:
Henry Scaramelli
Chief Financial Officer
Datascope Corp.
(201) 307-5435
www.datascope.com
FOR IMMEDIATE RELEASE:
Datascope Names Chief Operating Officer
MONTVALE, N.J., Oct 22, 2007...Datascope Corp. (NASDAQ: DSCP) announced today that Dr. Antonino Laudani was named Chief Operating Officer (COO), effective October 21, 2007, pursuant to a Board action in September that approved the establishment of the COO executive position and the promotion of Dr. Laudani to that post. Dr. Laudani reports to CEO Lawrence Saper.
The Company expects the COO position to strengthen its core management structure and, due to Dr. Laudani’s extensive international experience, add considerable global expertise to top management.
Dr. Laudani was chosen as COO because he has been consistently successful in managing major business assignments since he joined Datascope more than five years ago. Starting as VP for Europe, Middle East and Africa (EMEA) for Cardiac Assist products, he reorganized the sales and clinical teams to achieve remarkable results in growing the utilization of counterpulsation therapy. In June 2004, given the sales and marketing responsibility for two other divisions, InterVascular and Interventional, Dr. Laudani proposed and implemented the combination of separate sales forces and clinical resources to create the EMEA Group, a single integrated sales, clinical and marketing group to sell the products of three divisions. Since its formation two and one-half years ago, the EMEA Group has delivered significant compounded growth in sales and profits through fiscal 2007. In February 2005, Laudani took on the additional post of President of our InterVascular company, where he succeeded in turning around a downward trend of sales and earnings by increasing market share, reducing selling costs and revamping its manufacturing operation to reduce product cost and improve quality. A little over one year ago, he began the integration of Patient Monitoring products into the EMEA Group, this time using the existing dedicated direct sales forces in the major European markets, but with reporting lines to country managers common to the EMEA Group.
Dr. Laudani has also been active in business development, acquiring distribution rights and a purchase option for the Sorin carbon-coated peripheral stent product line that has been contributing to EMEA sales and margin since mid-fiscal 2007.
Dr. Laudani received an M.D. degree cum laude from the University of Catania, Italy in 1983 and spent an additional two years in internship, after which he chose a professional career in the medical products business. Over a 17-year span, prior to joining Datascope, Dr. Laudani worked for two major health care companies, spending three years at Tyco Healthcare Europe, where he was VP Marketing and R&D for Tyco’s medical product line, and 14 years at Johnson & Johnson Medical during which time he advanced with distinction to European Marketing Director for J&J Medical Europe.
About Datascope
Datascope Corp. is the global leader of intra-aortic balloon counterpulsation and a diversified medical device company that develops, manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. The Company’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope’s website, www.datascope.com.